EXHIBIT 99.1

For Immediate Release

CRM Holdings, Ltd. Appoints Edmund N. Pascoe
to its Board of Directors

HAMILTON, Bermuda, August 29, 2007 - CRM Holdings, Ltd. ("CRM" or “the Company”) (Nasdaq: CRMH), a leading provider of a full range of products and services for the workers' compensation insurance industry, today announced Edmund N. Pascoe has been appointed to serve on its Board of Directors.

Mr. Pascoe is a 30-year veteran of the insurance industry, and served as Chairman and Chief Executive Officer of Wexford Underwriting Managers, Inc., which he founded, from 1985 to 1998. Wexford eventually became one of the largest underwriters of excess workers’ compensation reinsurance for Fortune 500 and multinational corporations in the U.S. Mr. Pascoe previously held various underwriting and senior executive management positions at General Reinsurance Corporation.

“Edmund’s experience with some of the most respected companies in our industry will provide tremendous insight to our Board of Directors in its continued oversight of the Company’s long-term strategy,” said Mr. Daniel G. Hickey Jr., CRM’s Chairman and Chief Executive Officer. “We look forward to working with him and welcome him to this exciting period of growth at CRM.”

About CRM Holdings, Ltd.

CRM Holdings, Ltd. is a provider of workers’ compensation insurance products. Its main business activities include providing fee-based management and other services to workers’ compensation self-insured groups and, beginning in November 2006, the offering of a traditional workers’ compensation insurance product. The Company provides its fee-based management services to self-insured groups in New York and California. It provides its traditional workers’ compensation insurance coverage primarily to employers in California but also has active operations in Alaska, Arizona, Nevada, Oregon, Washington and, starting on April 1, 2007, New Jersey. CRM is a provider of reinsurance and excess workers’ compensation coverage to the self insured groups it manages as well as other qualified self insured entities. Further information can be found on the CRM website at www.CRMHoldingsLtd.bm.

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Contact Information:
Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd, Ste. 2050
Los Angeles, CA 90024
(310) 231-8600, ext. 117